Western Digital Corporation 5601 Great Oaks Parkway San Jose, California 95119 (408)717-6000

Notice of Grant of Performance Stock Units
and Performance Stock Unit Award Agreement – TSR Measure
<<Name>>    Award Number:
<<Address 1>>    Plan: 2017 Performance Incentive Plan
<<Address 2>>    ID:

Congratulations! Effective <<grant date>> (the “Grant Date”), you have been granted stock units (the “Performance Stock Units”) of Western Digital Corporation (the “Corporation”). These Performance Stock Units were granted under and are subject to the Corporation’s 2017 Performance Incentive Plan, as amended (the “Plan”).
Total Target Number of Performance Stock Units:
Vesting Date: <<vesting date>>
Measurement Period covered by grant: The “Measurement Period” applicable to the Performance Stock Units subject to the award is the performance measurement period that begins [__________] and ends [______________]. The actual number of Performance Stock Units that may become eligible to vest on the Vesting Date based on performance during the Measurement Period may range from [0%] to [200%] of the Total Target Number of Performance Stock Units subject to the award, subject to forfeiture under Section 8 of the attached Standard Terms and Conditions for Performance Stock Unit Award – TSR Measure (the “Standard Terms”).

Your Performance Stock Unit award is subject to the terms and conditions of this Notice, the attached Standard Terms and the Plan. By accepting the award, you are agreeing to the terms of the award as set forth in those documents. You should read the Plan, the Prospectus for the Plan, and the Standard Terms. The Standard Terms and the Plan are each incorporated into and made a part of this Notice by this reference. You do not have to accept your award. If you do not agree to the terms of your award, you should promptly return this Notice to the Western Digital Corporation Stock Plans Administrator indicating that you do not wish to accept the award and your Performance Stock Units will be cancelled.
A copy of the Plan, the Prospectus for the Plan, and the Standard Terms have been provided to you. If you need another copy of these documents, or if you would like to confirm that you have the most recent version, please contact the Corporation’s Stock Plans Administrator.

STANDARD TERMS AND CONDITIONS FOR
PERFORMANCE STOCK UNIT AWARD - TSR MEASURE
Amended and Restated 2017 Performance Incentive Plan
1.    Performance Stock Units Subject to Amended and Restated 2017 Performance Incentive Plan
The Performance Stock Unit Award (the “Award”) referred to in the attached Notice of Grant of Performance Stock Units and Performance Stock Unit Award Agreement (the “Notice”) was awarded under Western Digital Corporation’s (the “Corporation’s”) Amended and Restated 2017 Performance Incentive Plan, as amended (the “Plan”). Each Performance Stock Unit covered by the Award (“Stock Unit”) is a non-voting unit of measurement that is deemed for bookkeeping purposes to be equivalent to one outstanding share of Common Stock (subject to adjustment as provided in Section 7.1 of the Plan). The holder of the Stock Units is referred to herein as the “Participant.” Stock Units shall be used solely as a device for the determination of the number of shares of Common Stock to eventually be delivered to the Participant if Stock Units held by such Participant vest pursuant to Section 4, Section 7 or Section 8 and shall not be treated as property or as a trust fund of any kind. The target number of Stock Units granted to the Participant shall be credited to an unfunded bookkeeping account maintained by the Corporation on behalf of the Participant (a “Stock Unit Account”).
The Stock Units are subject to the terms and provisions of the Notice, these Standard Terms and Conditions for the Performance Stock Unit Award – TSR Measure (including any terms and conditions set forth in any appendices attached hereto) (collectively, these “Standard Terms”), and the Plan. To the extent any information in the Notice, the prospectus for the Plan, or other information provided by the Corporation conflicts with the Plan and/or these Standard Terms, the Plan or these Standard Terms, as applicable, shall control. To the extent any terms and provisions in these Standard Terms conflict with the terms and provisions of the Plan, the Plan shall control.
Capitalized terms not defined herein have the meanings set forth in the Plan or in the Notice, as applicable.
2.    Award Agreement
The Notice and these Standard Terms, together (the “Award Agreement”), constitute the award agreement with respect to the Award pursuant to Section 5.2 of the Plan.
3.    Deferral of Stock Units
Not applicable.
4.    Vesting
Following the end of the Measurement Period as set forth in the Notice, the Administrator shall determine, in accordance with the performance goals and related criteria and methodology established by the Administrator for the Measurement Period, the extent to which the performance goals have been achieved and the actual number of Stock Units becoming eligible to vest (subject to the following paragraph) based on performance during the Measurement Period. Any Stock Units (including any related Stock Units credited as dividend equivalents pursuant to Section 5) that do not become eligible to vest based on performance during the Measurement Period shall terminate as of the end of the Measurement Period when the Administrator has determined the extent to which the performance goal has not been achieved for the Measurement Period, and the Participant shall have no further rights with respect to such terminated Stock Units.
Except as otherwise provided in this Award Agreement, and subject to Section 8 below, the number of Stock Units becoming eligible to vest based on performance during the Measurement Period shall vest on the Vesting Date. Except as expressly provided in Sections 7 and 8 below, vesting requires continued employment or service with the Corporation or one of its Subsidiaries through the Vesting Date as a condition to the vesting of any Stock Units subject to the Award and the rights and benefits under this Award Agreement. Except as expressly provided in Sections 7 and 8 below, employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting, or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 8 below or under the Plan.

5.    Dividend Equivalent Rights Distributions
As of any date that the Corporation pays an ordinary cash dividend on its Common Stock, the Corporation shall credit the Participant’s Stock Unit Account with an additional number of Stock Units equal to (i) the per share cash dividend paid by the Corporation on its Common Stock on such date, multiplied by (ii) the number of Stock Units remaining subject to the Award as of the related dividend payment record date, divided by (iii) the Fair Market Value of a share of Common Stock on the date of payment of such dividend. For these purposes, any Stock Units that vest and become payable in excess of the target number of Stock Units shall be considered to have been granted on the Grant Date set forth in the Notice. The Stock Units credited pursuant to the foregoing provisions of this Section 5 shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Stock Units to which they relate.
6.    Timing and Manner of Payment of Stock Units
Subject to Section 7 below, any Stock Unit granted (or credited pursuant to Section 5) to the Participant that becomes vested (whether pursuant to Section 4, Section 7 or Section 8 hereof), shall be paid to the Participant following the Vesting Date and in the same calendar year in which the Vesting Date occurs. The Corporation shall make payment of a Stock Unit that has vested by delivering to the Participant a share of Common Stock (either by delivering one or more certificates for the shares deliverable or by entering such shares in book entry form, as determined by the Corporation in its sole discretion), subject to adjustment as provided in Section 7.1 of the Plan. The Corporation’s obligation to deliver shares of Common Stock with respect to vested Stock Units is subject to the condition precedent that the Participant (or other person entitled under the Plan to receive any shares with respect to the vested Stock Units) delivers to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan in advance of the scheduled payment date. The Participant shall have no further rights with respect to any Stock Units that are paid pursuant to this Section 6 or Section 7 hereof, or that are terminated pursuant to Section 7 or Section 8 hereof, and such Stock Units shall be removed from the Participant’s Stock Unit Account upon the date of such payment or termination. The Corporation may, in its sole discretion, settle any Stock Units credited as dividend equivalents by a cash payment equal to the fair market value of a share of Common Stock on the date of payment (as opposed to payment in the form of shares of Common Stock).
7.    Change in Control Event
In connection with a transaction referenced in Section 7.2 of the Plan in connection with which the Corporation will not survive or will not survive as a public company in respect of its Common Stock, the Administrator may (without limiting the adjustment authority of Section 7.1 of the Plan and without limiting the flexibility of the Administrator to provide for the assumption, substitution or exchange of the Award pursuant to Section 7.2 of the Plan) provide that (i) payment for each Stock Unit that is otherwise outstanding on the date of such event and that becomes vested may be made in the form of cash in an amount equal to the fair market value of a share of Common Stock as of the date of the closing of such transaction, and/or (ii) that, as to any Stock Units outstanding with respect to a Measurement Period that has not ended on or prior to the date of such transaction, the performance measures applicable to such Measurement Period shall be deemed satisfied at the applicable “target” level (attainment of 100% of the applicable performance goal resulting in a 100% payout or vesting percentage as to that goal) or such greater level as the Administrator, in its sole discretion, may deem appropriate in the circumstances. However, notwithstanding anything otherwise provided in Section 7.2 of the Plan but subject to the following sentence, the time of payment of the Award may not be changed and shall be as set forth in Section 6 above. The Administrator may (notwithstanding the time of payment provisions of Sections 6 and 8 hereof) provide for the termination of the Stock Units subject to the Award in connection with the occurrence of a Change in Control Event in connection with which the Administrator has not made a provision for the substitution, assumption, exchange or other continuation of the Award; provided that (A) in such event, the portion of the Award that is outstanding and unvested immediately prior to such termination shall vest and become payable (as to any Stock Units outstanding with respect to a Measurement Period that has not ended on or prior to the date of Change in Control Event, the performance measures applicable to such Measurement Period shall be deemed satisfied at the applicable “target” level (attainment of 100% of the applicable performance goal resulting in a 100% payout or vesting percentage as to that goal) or such greater level as the Administrator, in its sole discretion, may deem appropriate in the circumstances), and (B) such acceleration, termination and payment of the Award satisfies the requirements of Treas. Reg. Section 1.409A-3(j)(4)(ix) (which requirements include the Change in Control Event qualifying as a change in the ownership or effective control of the Corporation, or a change in the ownership of a substantial portion of the assets of the Corporation, within the meaning of Treas. Reg. Section 1.409A-3(i)(5)).

8.    Termination of Employment
(a)    Termination of Employment Generally. Except as expressly provided below in this Section 8, if the Participant ceases to be employed by or to provide services to the Corporation or its Subsidiaries for any reason (the last day that the Participant is employed by or provides services as a consultant or director to the Corporation or a Subsidiary prior to a period in which the Participant is not employed by, and does not have any such service relationship with, any such entity as determined by the Administrator is referred to as the Participant’s “Separation Date”) before the Vesting Date, the Participant’s Stock Units shall automatically be forfeited to the Corporation effective immediately following the Separation Date. If the Participant is entitled to any accelerated vesting pursuant to any provision below in this Section 8, any remaining unvested portion of the Participant’s Stock Units (after giving effect to such acceleration) shall automatically be forfeited to the Corporation effective as of immediately following the Separation Date.
(b)    Death of the Participant. In the event of the Participant’s death prior to the Vesting Date and at a time when the Participant is employed by or providing services to the Corporation or any of its Subsidiaries, a portion of the Award shall vest on the Vesting Date and shall be paid to the Participant as provided in Section 6 above. In such event, the number of Stock Units that shall become vested on the Vesting Date equals (i) the Employment Fraction (determined as set forth below) multiplied by (ii) the number of Stock Units subject to the Award that would have otherwise (had the Separation Date not occurred prior to the Vesting Date) become vested on the Vesting Date (determined before taking the acceleration contemplated by this Section 8(b) into account and before taking the crediting of dividend equivalent Stock Units pursuant to Section 5 above into account). To the extent any Stock Units become vested on the Vesting Date pursuant to the preceding sentence, the dividend equivalent Stock Units credited pursuant to Section 5 above with respect to such Stock Units shall also become vested on the Vesting Date. For purposes of this Section 8, the “Employment Fraction” equals a fraction (not greater than one), the numerator of which is the total number of calendar days in the period beginning with the first day of the Measurement Period through and including the Participant’s Separation Date, and the denominator of which is the total number of calendar days in the Measurement Period ([_______] days).
(c)    Retirement of the Participant. If the Participant Retires (as defined below) from the Corporation or one of its Subsidiaries before the Vesting Date, a portion of the Award shall vest on the Vesting Date and shall be paid to the Participant as provided in Section 6 above. In such event, the number of Stock Units that shall become vested on the Vesting Date equals (i) the Employment Fraction (determined as set forth in Section 8(b) above) multiplied by (ii) the number of Stock Units subject to the Award that would have otherwise (had the Separation Date not occurred prior to the Vesting Date) become vested on the Vesting Date (determined before taking the acceleration contemplated by this Section 8(c) into account and before taking the crediting of dividend equivalent Stock Units pursuant to Section 5 above into account). To the extent any Stock Units become vested on the Vesting Date pursuant to the preceding sentence, the dividend equivalent Stock Units credited pursuant to Section 5 above with respect to such Stock Units shall also become vested on the Vesting Date.
For purposes of this Award Agreement, the Participant shall be deemed to have “Retired” (which term shall include “Retirement,” “Retire” and “Retires”) if the Participant retires from employment with the Corporation or one of its Subsidiaries for any reason other than Cause (as defined below) and other than due to the Participant’s death after satisfying all of the following requirements at the time of such retirement: (i) the Participant is at least 55 years of age, (ii) the Participant has five (5) or more whole years of credited service with the Corporation or any of its Subsidiaries ending on the date of such retirement, and (iii) the Participant’s age plus years of credited service with the Corporation or any of its Subsidiaries (including only whole years in the case of both age and credited service for purposes of this requirement) totals at least 70. The Administrator shall determine the Participant’s “years of credited service” under clauses (ii) and (iii) above; provided that, for such purposes, in no event shall the Participant accrue more than one year of service with respect to any period of twelve consecutive months (that is, concurrent employment by both the Corporation and one or more of its Subsidiaries, or by multiple Subsidiaries, for a month shall not be counted as more than one month of service). For clarity, Retirement is based on a termination of employment and not a termination of any other service relationship. However, if the Participant Retires and continues in another service capacity such that the Participant does not have a Separation Date in connection with his or her Retirement, the remaining portion of the Award not eligible to vest in connection with such Retirement shall remain eligible to vest through and until the Participant’s Separation Date should it occur before the Vesting Date (in connection with any such Separation Date the other provisions of this Section 8 shall apply as to such portion of the Award; in the event the Participant is entitled to accelerated vesting pursuant to Section 8(b), the provisions of Section 8(b) and not this Section 8(c) shall apply).

For purposes of this Award Agreement, “Cause” is used as defined in the Western Digital Corporation Executive Severance Plan or, if the Participant’s Separation Date occurs on or after a Change in Control Event, as defined in the Western Digital Corporation Amended and Restated Change of Control Severance Plan.
(d)    Involuntary Termination of Employment. In the event the Participant’s employment terminates in circumstances as to which the Participant is entitled to severance benefits pursuant to the Western Digital Corporation Executive Severance Plan (or any applicable successor executive severance plan, as each is in effect at the time of such termination of employment, and only if such severance plan then otherwise applies with respect to the Participant) (“Pre-CIC Severance Plan”), the Participant shall be treated for purposes of the Award as though the Participant Retired on the Participant’s Separation Date and Section 8(c) shall apply; provided, however, that if any Stock Units subject to the Award would (before taking this paragraph into consideration) also be subject to accelerated vesting pursuant to Section 8(b) or 8(c) above, the Stock Units shall be subject to accelerated vesting pursuant to the section (Section 8(b) or 8(c) above) that would otherwise apply in the circumstances.

In the event the Participant’s employment terminates in circumstances as to which the Participant is entitled to severance benefits pursuant to the Western Digital Corporation Amended and Restated Change of Control Severance Plan (or any applicable successor change of control severance plan, as each is in effect at the time of such termination of employment, and only if such severance plan then otherwise applies with respect to the Participant) (“CIC Severance Plan”), the extent to which the Award vests will be determined in accordance with the applicable provisions of the CIC Severance Plan. If the Stock Units subject to the Award would (before taking this paragraph into consideration) also be subject to accelerated vesting pursuant to the immediately preceding paragraph or Section 8(b) or 8(c) above, this paragraph (and not the immediately preceding paragraph or Section 8(b) or 8(c) above) shall apply; provided, however, that if the Participant does not satisfy any applicable conditions to severance benefits set forth in the applicable CIC Severance Plan, then the Participant shall remain entitled to any accelerated vesting that would otherwise apply pursuant to Section 8(b) or 8(c) above, as applicable.

For clarity, any accelerated or additional vesting contemplated by this Section 8(d), whether with respect to a Pre-CIC Severance Plan or a CIC Severance Plan, is subject to the Participant satisfying any applicable conditions to severance benefits set forth in the applicable Pre-CIC Severance Plan or CIC Severance Plan (such as, without limitation, any eligibility and release requirements).

The treatment of the Award in any circumstances as to which the Participant is entitled to severance benefits pursuant to a Pre-CIC Severance Plan (including, without limitation, the extent (if any) to which the Award vests or accelerates in such circumstances as well as the timing of payment of the Award), and the timing of payment of the Award in any circumstances as to which the Participant is entitled to severance benefits pursuant to a CIC Severance Plan, shall be governed by this Award Agreement and not by the Pre-CIC Severance Plan or CIC Severance Plan, as the case may be. As to the Award, this Award Agreement controls in the event of any inconsistency or conflict with a Pre-CIC Severance Plan or CIC Severance Plan, and to that extent this Award Agreement amends any applicable Pre-CIC Severance Plan or CIC Severance Plan as to the Award.

9.    Adjustments
The Administrator may accelerate the vesting of the Stock Units in such circumstances as it, in its sole discretion, may determine; provided that the time of payment of the Stock Units as otherwise set forth herein may not be changed. In addition, upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan, the Administrator will make adjustments if appropriate in the number of Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Award. No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are credited or to be credited pursuant to Section 5 above.
10.    Withholding Taxes
Upon or in connection with the crediting, vesting or payment of Stock Units, or any other time when tax withholding may be required with respect to the Award, the Corporation (or the Subsidiary last employing the Participant) shall have the right at its option to (a) require the Participant to pay or provide for payment in cash of the amount of any taxes that the Corporation or the Subsidiary may be required to withhold with respect to such crediting, vesting, payment or other event, or (b) deduct from any amount payable to the Participant (pursuant to the Award or otherwise) the amount of any taxes that the Corporation or the Subsidiary may be required to withhold with respect to such crediting, vesting, payment or other event. In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Award Agreement, the Administrator may, in its sole discretion, direct the Corporation or the Subsidiary to reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value, to satisfy such withholding obligation at the applicable withholding rates. In addition, the Administrator may, in its sole discretion but only to the extent consistent with Treas. Reg. Section 1.409A-3(j)(4)(vi), reduce the number of Stock Units remaining subject to the Award, with each such Stock Unit to have a value for such purpose equal to the then fair market value of a share of Common Stock, to satisfy such withholding obligation at the applicable withholding rates.
11.    Nontransferability
Neither the Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, anticipated, alienated, encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation (i.e., upon the termination of a Stock Unit), or (b) transfers by will or the laws of descent and distribution.
12.    No Right to Employment
Nothing contained in this Award Agreement or the Plan constitutes an employment or service commitment by the Corporation or any of its Subsidiaries, affects the Participant’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or service, or affects the right of the Corporation or any Subsidiary to increase or decrease the Participant’s other compensation.
13.    Rights as a Stockholder
Subject to the provisions of the Plan, the Notice and these Standard Terms, the Participant shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Section 5 above with respect to dividend equivalent rights) and no voting rights with respect to Stock Units awarded to the Participant and any shares of Common Stock underlying or issuable in respect of such Stock Units until such shares of Common Stock are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of such issuance of such shares.
14.    Notices
Any notice to be given under the terms of this Award Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the address last reflected on the Corporation’s payroll records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government, or for non-U.S. employees, the government of the country where the Participant is working and/or residing. Any such notice shall be given only when received, but if the Participant is no longer employed by the Corporation or a Subsidiary, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 14.
15.    Arbitration
Any controversy arising out of or relating to this Award Agreement (including these Standard Terms) and/or the Plan, their enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of their provisions, or any other controversy arising out of or related to the Award, including, but not limited to, any state or federal statutory claims (“Covered Claims”), shall be resolved in accordance with the terms and conditions of the Western Digital Technologies, Inc. Dispute Resolution Agreement (the “DRA”). If, however, Participant has opted out of the DRA pursuant to Section 3.3 of the DRA, any Covered Claims by Corporation or Participant shall be submitted to arbitration pursuant to this Section 15. Such arbitration shall be held in Orange County, California, U.S.A., before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange, California, or its

successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of the Federal Arbitration Act; provided, however, that provisional injunctive relief may, but need not, be sought by either party in a court of law to maintain the status quo while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. Except as otherwise stated herein, this Section 15 also requires arbitration of any disputes concerning the enforceability, interpretation, and/or implementation of this Section 15 and the arbitrability of any claims brought hereunder, which shall also be decided by an arbitrator. To the fullest extent permitted by applicable law, Participant and Corporation agree to bring any Covered Claims on an individual basis only, and not on a class, collective, joint, or representative basis. If, however, the preceding sentence be determined invalid or unenforceable with respect to any particular Covered Claim, than that Covered Claim will not proceed in arbitration but rather will be resolved in a court of competent jurisdiction. If that occurs, however, this Section 15 will still be fully enforceable as to all other Covered Claims, which must be resolved in arbitration on an individual basis. Any arbitrable claims in arbitration will be resolved first and the parties agree to seek a stay of any non-arbitrable claims until the full completion of the arbitral process. Any claim that the requirement in this Section 15 that Covered Claims be arbitrated on an individual basis only is invalid, unenforceable, unconscionable, void or voidable may be determined only by a court of competent jurisdiction and not by an Arbitrator. Final resolution of any dispute through arbitration may include any and all remedies that may be obtained in a court. Statutes of limitation for Covered Claims submitted to arbitration under this Section 15 shall be the same as they would be if those claims were brought in court. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The Corporation shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee. Each party shall bear its own attorney’s fees and costs (other than forum costs associated with the arbitration) incurred by it or him or her in connection with the resolution of the dispute. If, however, any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable fees and costs to the prevailing party. The arbitrator may not award attorneys’ fees to a party that would not otherwise be entitled to such an award under the applicable statute. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any Covered Claim(s), either by virtue of Participant’s acceptance without opting out of the DRA or, if Participant did opt out of the DRA, by virtue of the provisions of this Section 15.
16.    Governing Law
This Award Agreement, including these Standard Terms, shall be interpreted and construed in accordance with the laws of the State of Delaware (without regard to conflict of law principles thereunder) and applicable United States federal law.
17.    Severability
Except as otherwise provided by Section 15, if the arbitrator selected in accordance with Section 15 above or a court of competent jurisdiction determines that any portion of this Award Agreement (including these Standard Terms) or the Plan is in violation of any statute or public policy, then only the portions of this Award Agreement or the Plan, as applicable, which are found to violate such statute or public policy shall be stricken, and all portions of this Award Agreement and the Plan which are not found to violate any statute or public policy shall continue in full force and effect. Furthermore, except as otherwise provided by Section 15, it is the parties’ intent that any order striking any portion of this Award Agreement and/or the Plan should modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties hereunder.
18.    Entire Agreement
This Award Agreement (including these Standard Terms) and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. However, this Award Agreement shall not supersede or in any way affect the DRA, which shall remain in full force and effect, unless Participant opted out of the DRA pursuant to the provisions therein. The Plan and this Award Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof. Provisions of the Plan that confer discretionary authority on the Board or the Administrator do not and shall not be deemed to create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the Grant Date.
19.    Section Headings
The section headings of this Award Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
20.    Appendix
The Award shall be subject to any additional terms and conditions for non-U.S. employees set forth in Appendix A attached hereto (“Appendix A”) and any terms and conditions for the Participant’s country set forth in Appendix B attached hereto (“Appendix B”). Moreover, if the Participant relocates to one of the countries included in Appendix B, the terms and conditions for such country will apply to the Participant to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A and Appendix B constitute part of the Award Agreement.
21.    Imposition of Other Requirements
The Corporation reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Stock Units and on any shares of Common Stock acquired under the Plan, to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
22.    Construction
It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Award Agreement shall be construed and interpreted consistent with that intent.
23.    Clawback Policy
The Stock Units are subject to the forfeiture and clawback provisions of Section 8.14(a) of the Plan.
24.    No Advice Regarding Grant
The Participant is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Participant may determine is needed or appropriate with respect to the Stock Units (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award). Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Award Agreement) or recommendation with respect to the Award. Except for the withholding rights set forth in Section 10 above, the Participant is solely responsible for any and all tax liability that may arise with respect to the Award.

EXHIBIT A

PERFORMANCE STOCK UNIT AWARD – TSR MEASURE
Performance Measures and Goals

[To be inserted]

APPENDIX A

ADDITIONAL TERMS AND CONDITIONS OF STOCK UNIT AWARD AGREEMENT
FOR NON-U.S. EMPLOYEES

1.    Terms of Plan Participation for Non-U.S. Participants
The Participant understands that this Appendix A contains additional terms and conditions that, together with the Plan and the Award Agreement, govern the Participant’s participation in the Plan if the Participant is working or resident in a country other than the United States. The Participant further understands that the Participant’s participation in the Plan also will be subject to any terms and conditions for the Participant’s country set forth in Appendix B attached hereto. Capitalized terms used but not defined in this Appendix A shall have the same meanings assigned to them in the Plan and/or Award Agreement.

2.    Withholding Taxes
The following provision supplements Section 10 of the Standard Terms:

The Participant acknowledges that, regardless of any action taken by the Corporation or, if different, the Participant’s employer (“Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and this Award and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Corporation or the Employer. The Participant further acknowledges that the Corporation and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units, including, but not limited to, the grant, vesting or settlement of the Stock Units, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. If the Participant is or becomes subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Corporation and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
The Participant agrees, prior to any relevant taxable or tax withholding event, as applicable, to make adequate arrangements satisfactory to the Corporation and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Corporation and/or the Employer, or their respective agents, at the Corporation’s discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the methods set forth in Section 8.5 of the Plan and Section 10 of the Standard Terms. In addition, the Participant authorizes withholding from proceeds of the sale of shares of Common Stock acquired upon settlement of the Stock Units either through a voluntary sale or through a mandatory sale arranged by the Corporation (on the Participant’s behalf pursuant to this authorization without further consent). If the Participant is subject to Section 16 of the Exchange Act, then withholding for Tax-Related Items shall be satisfied in accordance with Section 8.5 of the Plan, Section 10 of the Standard Terms, and the withholding methodology approved by the Administrator for officers subject to Section 16 of the Exchange Act.

Depending on the withholding method, the Corporation and/or the Employer may withhold or account for Tax-Related Items by considering applicable minimum withholding amounts or other applicable withholding rates, including maximum applicable rates in the Participant's jurisdiction(s), in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Common Stock. If the Tax-Related Items are satisfied by withholding in shares of Common Stock, for tax purposes, the Participant is deemed to have been issued the full number of shares subject to the vested Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

The Participant further agrees to pay to the Corporation or the Employer, any amount of Tax-Related Items that the Corporation or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Corporation may refuse to issue or deliver the shares of Common Stock or the proceeds from the sale of shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
3.    Nature of Grant
By accepting the Stock Units and any shares of Common Stock, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Corporation, it is discretionary in nature, and may be amended, suspended or terminated by the Corporation at any time, to the extent permitted by the Plan;
(b)the grant of the Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Units, or benefits in lieu of Stock Units, even if Stock Units have been granted in the past;
(c)all decisions with respect to future Stock Units or other grants, if any, will be at the sole discretion of the Corporation;
(d)the Participant is voluntary participating in the Plan;
(e)the Stock Units and any shares of Common Stock acquired under the Plan, and the income and value of the same, are not intended to replace any pension rights or compensation;
(f)the Stock Units and any shares of Common Stock acquired under the Plan, and the income and value of the same, are not part of the Participant’s normal or expected compensation for any purposes including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, leave-related pay, pension or retirement benefits or payments or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation or the Employer or any Subsidiary;

(g)the future value of the shares of Common Stock underlying the Stock Units is unknown, indeterminable, and cannot be predicted with certainty;

(h)unless otherwise agreed with the Corporation, the Stock Units and the shares of Common Stock acquired under the Plan, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any Subsidiary;

(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Units resulting from the termination of the Participant’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services, or the terms of the Participant’s employment or service agreement, if any);

(j)unless otherwise provided in the Plan or by the Corporation in its discretion, the Stock Units and the benefits evidenced by the Award Agreement do not create any entitlement to have the Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares; and

(k)neither the Corporation, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of the Stock Units or of any amounts due to the Participant pursuant to the vesting of the Stock Units or the subsequent sale of any shares of Common Stock acquired upon vesting.

4.    Data Privacy
By accepting the Stock Units via the Corporation’s acceptance procedure, the Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Personal Data (as defined below) by the Corporation and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described herein.
(a)Declaration of Consent. The Participant understands that he or she needs to review the following information about the processing of the Participant’s personal data by or on behalf of the Corporation, the Employer and/or any Subsidiary as described in this Award Agreement and any other Stock Unit grant materials (the “Personal Data”) and declare his or her consent. As regards the processing of the Participant’s Personal Data in connection with the Plan and this Award Agreement, the Participant understands that the Corporation is the controller of the Participant’s Personal Data.
(b)Data Processing and Legal Basis. The Corporation collects, uses and otherwise processes Personal Data about the Participant for the purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. The Participant understands that this Personal Data may include, without limitation, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Corporation or its Subsidiaries, details of all Stock Units or any other entitlement to shares of stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor. The legal basis for the processing of the Participant’s Personal Data will be the Participant’s consent.
(c)Stock Plan Administration Service Providers. The Participant understands that the Corporation transfers the Participant’s Personal Data, or parts thereof, to E*TRADE Financial Corporation Services, Inc. (and its affiliated companies), an independent service provider based in the United States or IBI Capital for Israeli employees, each of which assists the Corporation with the implementation, administration and management of the Plan. In the future, the Corporation may select a different service provider and share the Participant’s Personal Data with such different service provider that serves the Corporation in a similar manner. The Participant understands and acknowledges that the Corporation’s service provider will open an account for the Participant to receive and trade Shares acquired under the Plan and that the Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of the Participant’s ability to participate in the Plan.
(d)International Data Transfers. The Participant understands that the Corporation and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as the Corporation’s service providers, are based in the United States. If the Participant is located outside the United States, the Participant understands and acknowledges that the Participant’s country has enacted data privacy laws that are different from the laws of the United States. For example, the European Commission has issued only a limited adequacy finding with respect to the United States that applies solely if and to the extent that companies self-certify and remain self-certified under the EU/U.S. Privacy Shield program. Otherwise, transfers of personal data from the EU to the United States can be made on the basis of Standard Contractual Clauses approved by the European Commission or other appropriate safeguards permissible under the applicable law. If the Participant is located in the EU or EEA, the Corporation may receive, process and transfer the Participant’s Personal Data onward to third-party service providers solely on the basis of appropriate data transfer agreements or other appropriate safeguards permissible under applicable law. If applicable, the Participant understands that the Participant can ask for a copy of the appropriate data processing agreements underlying the transfer of the Participant’s Personal Data by contacting the Participant’s local human resources representative. The Corporation’s legal basis for the transfer of the Participant’s Personal Data is the Participant’s consent.
(e)Data Retention. The Participant understands that the Corporation will use the Participant’s Personal Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. In the latter case, the Participant understands and acknowledges that the Corporation’s legal basis for the processing of the Participant’s Personal Data would be compliance with the relevant laws or regulations or the pursuit by the Corporation of respective legitimate interests not outweighed by the Participant’s interests, rights or freedoms. When the Corporation no longer needs the Participant’s Personal Data for any of the above purposes, the Participant understands the Corporation will remove it from its systems.

(f)Voluntariness and Consequences of Denial/Withdrawal of Consent. The Participant understands that the Participant’s participation in the Plan and the Participant’s grant of consent is purely voluntary. The Participant may deny or later withdraw the Participant’s consent at any time, with future effect and for any or no reason. If the Participant denies or later withdraws the Participant’s consent, the Corporation can no longer offer the Participant participation in the Plan or offer other awards to the Participant or administer or maintain such awards and the Participant would no longer be able to participate in the Plan. The Participant further understands that denial or withdrawal of the Participant’s consent would not affect the Participant’s status or salary as an employee or the Participant’s career and that the Participant would merely forfeit the opportunities associated with the Plan.
(g)Data Subject Rights. The Participant understands that data subject rights regarding the processing of personal data vary depending on the applicable law and that, depending on where the Participant is based and subject to the conditions set out in the applicable law, the Participant may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Corporation holds about the Participant and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about the Participant that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, processed based on withdrawn consent, processed for legitimate interests that, in the context of the Participant’s objection, does not prove to be compelling, or processed in non-compliance with applicable legal requirements, (iv) request the Corporation to restrict the processing of the Participant’s Personal Data in certain situations where the Participant feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of the Participant’s Personal Data that the Participant has actively or passively provided to the Corporation (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or the Participant’s employment or service contract and is carried out by automated means. In case of concerns, the Participant understands that the Participant may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, the Participant’s rights the Participant understands that the Participant should contact the Participant’s local human resources representative.
(h)Alternate Basis and Additional Consents. Finally, the Participant understands that the Corporation may rely on a different basis for the processing or transfer of Personal Data in the future and/or request that the Participant provide another data privacy consent. If applicable, the Participant agrees that upon request of the Corporation or the Employer, the Participant will provide an executed acknowledgement or data privacy consent form (or any other agreements or consents) that the Corporation and/or the Employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that he or she will not be able to participate in the Plan if he or she fails to provide any such consent or agreement requested by the Corporation and/or the Employer.

5.    Electronic Delivery and Acceptance
The Participant agrees that the Corporation may decide, in its sole discretion, to deliver by email or other electronic means any documents relating to the Plan or the Stock Units. Further, the Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or by a third party designated by the Corporation.

6.    Insider Trading/ Market Abuse Laws
By participating in the Plan, the Participant agrees to comply with the Corporation’s policy on insider trading (to the extent that it is applicable to the Participant). Depending on the Participant’s country or the designated broker's country or country where the Common Stock is listed, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant’s ability to accept, acquire, sell, attempt to sell or otherwise dispose of Common Stock, rights to Common Stock (e.g., the Stock Units) or rights linked to the value of Common Stock (e.g., phantom awards, futures) during such times as the Participant is considered to have “inside information” regarding the Corporation (as defined by the laws or regulations in the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Corporation insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.

7.    Exchange Control, Tax and/or Foreign Asset/Account Reporting
The Participant acknowledges that there may be exchange control, tax, foreign asset and/or account reporting requirements which may affect the Participant’s ability to acquire or hold shares of Common Stock acquired under the Plan or cash received from participating in the Plan (including from any dividend equivalents paid with respect to the Stock Units or dividends paid on shares of Common Stock acquired under the Plan) in a brokerage/bank account or legal entity outside the Participant’s country. The Participant may be required to report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker within a certain time after receipt. The Participant acknowledges that it is the Participant’s responsibility to be compliant with such regulations, and the Participant should consult his or her personal legal advisor for any details.

8.    Language
The Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Award Agreement. Furthermore, if the Award Agreement or any other document related to the Plan has been translated into a language other than English and the meaning of the translated version is different than the English version, the English version will control.